As filed with the Securities and Exchange Commission on August 19, 2026
Registration No. 333-268995
 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 16 to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Governing Instruments)
875 Third Avenue, 26th Floor
New York, NY 10022
(212) 454-4500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
_________________
W. Todd Henderson
Chief Executive Officer
875 Third Avenue, 26th Floor
New York, NY 10022
(212) 454-4500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
__________________________
With copies to:
Jason W. Goode
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30309
(404) 881-7000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-268995
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 16 to the Registration Statement on Form S-11 (No. 333-268995) is filed pursuant to Rule 462(d) solely to add exhibits not previously filed with respect to such Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits
(b)    Exhibits.
The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
23.1*	Consent of Altus Group U.S. Inc.
*	Filed herewith.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on this 19th day of August, 2026.

RREEF Property Trust, Inc.

By:	/s/ W. Todd Henderson
W. Todd Henderson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ W. Todd Henderson	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	August 19, 2026
W. Todd Henderson

/s/ Eric M. Russell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 19, 2026
Eric M. Russell

*	Independent Director	August 19, 2026
Deborah H. McAneny

*	Independent Director	August 19, 2026
Gregg A. Gonsalves

*	Independent Director	August 19, 2026
Charles H. Wurtzebach

* By	/s/ Eric M. Russell	Attorney-in-Fact	August 19, 2026
Eric M. Russell